EXHIBIT 99.1

MCI AND SEC REACH FINAL SETTLEMENT

Payment of $500 million will resolve all SEC claims against the Company

ASHBURN, Va, May 19, 2003—MCI today announced a settlement with the Securities and Exchange Commission (SEC) on a civil penalty to be imposed for the company’s past accounting practices. The settlement finds the company liable for a civil penalty of $1.510 billion, to be satisfied by payment of $500 million upon the effective date of the Company’s emergence from Chapter 11 protection, expected this fall.

The settlement must be approved by the U.S. District Court that is overseeing the SEC’s lawsuit against the Company as well as by the U.S. Bankruptcy Court that is overseeing the Company’s Chapter 11 proceedings. The District court has entered an order establishing a procedure for consideration of the proposed settlement. The court invited interested parties to submit comments on the proposed settlement on or before June 6, 2003. If the settlement is approved by the courts it will resolve all claims by the SEC against the Company for its past accounting practices.

The funds will be distributed pursuant to the Fair Fund provisions of the Sarbanes-Oxley Act of 2002. The U.S. District Court will approve the plan for distribution of the funds.

“This settlement recognizes our cooperation with the SEC’s investigation, the Company’s acceptance of responsibility for its past accounting practices, and the significant strides we have made in rebuilding MCI as a model of good corporate governance,” said MCI’s executive vice president and general counsel Michael Salsbury. “This is an important milestone in our progress to emerge from Chapter 11 on schedule this fall.”

MCI has already implemented a significant number of management, policy and structural changes beyond the provisions of the settlement, such as:

•	Appointment of a new Board of Directors, CEO, and CFO;
•	Active ethics program and continuing education procedures;
•	Engagement of KPMG as its new auditor; and
•	Commitment to transparency and candor in all company affairs.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.